EXHIBIT 99.1

NewMarket Corporation Reports Fourth Quarter and Full Year 2022 Results

•Full Year Net Income of $279.5 Million and Earnings Per Share of $27.77
•Petroleum Additives Full Year Operating Profit of $378.2 Million
•Continued Focus on Margin Recovery and Cost Control
Richmond, VA, January 31, 2023 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and full year of 2022.
Net income for the fourth quarter of 2022 was $90.5 million, or $9.26 per share. Net income for 2022 was $279.5 million, or $27.77 per share, compared to net income of $190.9 million, or $17.71 per share, for 2021.
Petroleum additives sales for the fourth quarter were $680.3 million and reached $2.8 billion for 2022, compared to $2.3 billion for 2021. Petroleum additives operating profit for the fourth quarter was $117.1 million and for 2022 was $378.2 million, compared to $281.1 million in 2021. For the year, the operating profit increase was mainly due to increased selling prices partially offset by higher raw material and operating costs. Shipments decreased 2.9% between periods, primarily due to decreases in lubricant additives shipments. Supply chain disruptions and new sanctions introduced during 2022 as a result of the Russia-Ukraine war were the primary contributors to the decline in shipments.
During 2022, we funded capital expenditures of $56.2 million and returned $291.8 million to our shareholders through dividends ($84.3 million) and share repurchases (668,553 shares of our common stock for a total of $207.5 million). We continue to operate with low leverage, with a Net Debt to EBITDA ratio of 2.0 as of December 31, 2022.
The last three years have been characterized by unprecedented factors, including the impact of the COVID-19 pandemic, worldwide supply chain disruptions, inflation, and war. Accordingly, we believe that it is useful to compare our 2022 results to 2019, the last full year before these factors. Petroleum additives sales in 2022 were $578.4 million higher than in 2019, an increase of 26%. Petroleum additives operating profit in 2022 was $19.0 million higher, an increase of 5% over 2019, and shipments in 2022 were 2.8% higher than 2019. Petroleum additives operating margin for 2022 was 13.7% versus 16.5% in 2019.
We are pleased by the performance of our petroleum additives business in 2022 and the work done by our team to navigate through the many challenges of the past three years. While our efforts to resolve supply chain issues to better meet our customers’ growing needs have shown improvement, we are still challenged by the inflationary environment and rising operating costs that we expect to continue into 2023. Margin recovery and cost control will remain priorities throughout 2023.
I want to thank our dedicated employees for their commitment to our business and to serving our customers. We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents and marketable securities. Net Debt to EBITDA is defined as Net Debt divided by EBITDA. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EST on Wednesday, February 1, 2023, to review fourth quarter and full year 2022 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until February 8, 2023, at 3:00 p.m. EST by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 47385. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/47385. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from future acquisitions, or our inability to successfully integrate future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2021 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

William J. Skrobacz
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue:
Petroleum additives	$680,292	$573,387	$2,754,310	$2,343,942
All other	2,267	3,180	10,489	12,168
Total	$682,559	$576,567	$2,764,799	$2,356,110
Segment operating profit:
Petroleum additives	$117,114	$40,656	$378,244	$281,055
All other	(1,577)	(727)	(1,782)	(1,525)
Segment operating profit	115,537	39,929	376,462	279,530
Corporate unallocated expense	(6,190)	(4,623)	(21,579)	(21,214)
Interest and financing expenses	(10,343)	(9,661)	(35,202)	(34,218)
Loss on early extinguishment of debt	0	0	(7,545)	0
Other income (expense), net	9,286	4,325	35,598	23,453
Income before income tax expense	$108,290	$29,970	$347,734	$247,551
Net income	$90,522	$17,206	$279,538	$190,908
Earnings per share - basic and diluted	$9.26	$1.65	$27.77	$17.71

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$682,559	$576,567	$2,764,799	$2,356,110
Cost of goods sold	503,008	469,833	2,124,302	1,808,403
Gross profit	179,551	106,734	640,497	547,707
Selling, general, and administrative expenses	35,803	34,594	145,106	145,973
Research, development, and testing expenses	34,217	36,711	140,252	143,952
Operating profit	109,531	35,429	355,139	257,782
Interest and financing expenses, net	10,343	9,661	35,202	34,218
Loss on early extinguishment of debt	0	0	7,545	0
Other income (expense), net	9,102	4,202	35,342	23,987
Income before income tax expense	108,290	29,970	347,734	247,551
Income tax expense	17,768	12,764	68,196	56,643
Net income	$90,522	$17,206	$279,538	$190,908
Earnings per share - basic and diluted	$9.26	$1.65	$27.77	$17.71
Cash dividends declared per share	$2.10	$2.10	$8.40	$8.00

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$68,712	$83,304
Marketable securities	0	375,918
Trade and other accounts receivable, less allowance for credit losses	453,692	391,779
Inventories	631,383	498,539
Prepaid expenses and other current assets	38,338	38,633
Total current assets	1,192,125	1,388,173
Property, plant, and equipment, net	659,998	676,770
Intangibles (net of amortization) and goodwill	126,069	127,752
Prepaid pension cost	302,584	242,604
Operating lease right-of-use assets, net	62,417	68,402
Deferred charges and other assets	63,625	54,735
Total assets	$2,406,818	$2,558,436
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$273,289	$246,097
Accrued expenses	89,508	85,103
Dividends payable	17,850	16,648
Income taxes payable	16,109	4,442
Operating lease liabilities	15,569	15,709
Current portion of long-term debt	0	349,434
Other current liabilities	11,562	7,654
Total current liabilities	423,887	725,087
Long-term debt	1,003,737	789,853
Operating lease liabilities - noncurrent	46,968	52,591
Other noncurrent liabilities	169,819	228,776
Total liabilities	1,644,411	1,796,307
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,702,147 at December 31, 2022 and 10,362,722 at December 31, 2021)	0	0
Accumulated other comprehensive loss	(71,995)	(82,227)
Retained earnings	834,402	844,356
Total shareholders' equity	762,407	762,129
Total liabilities and shareholders' equity	$2,406,818	$2,558,436

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2022	2021
Net income	$279,538	$190,908
Depreciation and amortization	82,285	84,320
Loss on early extinguishment of debt	7,545	0
Loss on marketable securities	2,977	7,440
Cash pension and postretirement contributions	(9,748)	(10,342)
Working capital changes	(204,636)	(116,355)
Deferred income tax (benefit) expense	(42,645)	1,978
Purchases of marketable securities	(787)	(393,434)
Proceeds from sales and maturities of marketable securities	372,846	10,957
Capital expenditures	(56,169)	(78,934)
Redemption of 4.10% senior notes	(350,000)	0
Issuance of 2.70% senior notes	0	395,052
Cash costs of 4.10% senior notes redemption	(7,099)	0
Debt issuance costs	0	(3,897)
Net borrowings under revolving credit facility	213,000	148,000
Repurchases of common stock	(207,470)	(196,220)
Dividends paid	(84,263)	(85,910)
All other	(9,966)	4,569
(Decrease) increase in cash and cash equivalents	$(14,592)	$(41,868)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net Income	$90,522	$17,206	$279,538	$190,908
Add:
Interest and financing expenses, net	10,343	9,661	35,202	34,218
Income tax expense	17,768	12,764	68,196	56,643
Depreciation and amortization	19,777	20,752	80,775	82,532
EBITDA	$138,410	$60,383	$463,711	$364,301

			December 31,
			2022	2021
Long-term debt, including current maturities			$1,003,737	$1,139,287
Less:
Cash and cash equivalents			68,712	83,304
Marketable securities			0	375,918
Net Debt			$935,025	$680,065
Net Debt to EBITDA			2.0	1.9